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                                                                  Exhibit 10.125
                                                                   Tiffany & Co.
                                                             Report on Form 10-K
                                                                Fiscal Year 1997

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is made and entered into as of the 2nd day of February 1998 between TIFFANY AND COMPANY, a New York corporation with its executive offices and principal place of business at 727 Fifth Avenue, New York, NY 10022 (hereinafter referred to as "TIFFANY") and MITSUKOSHI (U.S.A.), INC., a corporation organized and existing under the laws of the State of New York, with its executive offices at 12 East 49th Street, New York City, N.Y., 10017, the successor by merger to the Hawaii corporation of the same name (hereinafter referred to as "MITSUKOSHI").


                              W I T N E S S E T H:


      WHEREAS, Tiffany desires to acquire from Mitsukoshi, and Mitsukoshi desires to sell and transfer to Tiffany, certain of Mitsukoshi's assets and properties used solely in the operation of a TIFFANY & CO. retail boutique located in Moana Shops Nos. 3 & 4 (including associated non-retail space in Diamond Head Wing Room No. 3223), at the Sheraton Moana Surfrider Hotel on Waikiki Beach on the Island of Oahu, State of Hawaii (the "PREMISES"), and the goodwill and going-concern value associated therewith (collectively the "BUSINESS"), upon the terms and conditions herein set forth.

      WHEREAS, Mitsukoshi and Tiffany each acknowledge and agree that the letter agreement concerning access and confidentiality entered into between them and dated September 25, 1997 remains valid and states the binding obligations of the parties.

      WHEREAS, contemporaneous with the transactions evidenced hereby, Mitsukoshi has surrendered its lease for the Premises and Tiffany has entered into a new lease for the Premises.

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

                       SECTION 1. Transactions on Closing

      IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE PARTIES HEREBY CONSUMMATE, ON THE CLOSING DATE (AS DEFINED IN SECTION 2.1 BELOW), THE FOLLOWING
TRANSACTIONS:


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1.1 Sale and Purchase of Assets. Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, Mitsukoshi hereby sells, assigns, transfers, conveys and delivers to Tiffany and Tiffany hereby purchases, acquires and accepts the assets owned by Mitsukoshi as of the Closing Date and used solely in connection with the Business, except for the Excluded Assets (as described in SCHEDULE 1.1 attached), (the assets conveyed hereunder hereinafter shall collectively be referred to as the "ASSETS"), free and clear of all liens, charges and encumbrances except for "Permitted Exceptions" (as described in SCHEDULE 3.8(a) attached) as shall exist on the Closing Date. The Assets include the following assets:

 (a) All Mitsukoshi's leasehold improvements, furniture, tools, workbenches, lighting equipment, samples, furnishings, office equipment, computers (excluding point of sale transaction processing equipment), and telephone systems used in the operation of the Business and kept, in the ordinary course of the Business, at the Premises, including but not limited to the equipment listed in SCHEDULE 1.1(a) attached hereto and any claim to insurance proceeds in respect of the foregoing items;

 (b) All Mitsukoshi's rights, claims and interests to and with respect to pending or executory contracts entered into in the ordinary course of the Business including, without limitation, orders placed by customers for merchandise, contracts to sell and deliver merchandise, service contracts for equipment, equipment leases, distribution agreements, trade association memberships, advertising agreements, licenses, permits and other documents or agreements to which Mitsukoshi is a party or by which it has rights, in each case to the extent they are assignable to Tiffany;

 (c) The following records, files and papers, if any, in each case relating to the Assets or the Business, wherever located: customer lists, sales and delivery records, catalogs, quotations for the sale of products, maintenance and warranty records with respect to equipment, promotional and advertising materials;

(d) All Mitsukoshi's inventories, materials and supplies related to the Business including, without limitation, packaging materials for the Business;

(e) All Mitsukoshi's prepaid expenses related to the Business and that were paid by Mitsukoshi in connection with any of the "Assumed Liabilities" (as defined in Section 1.2 below);

(f) All Mitsukoshi's rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with products or services furnished to Mitsukoshi for the Business or affecting the Assets to the extent such warranties and guarantees are transferable;

(g)   All of Mitsukoshi's interest in the trade names and trademarks TIFFANY and


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      TIFFANY & CO., any variations  of such names and any  goodwill  associated with any of the foregoing; and

(h) The Business as a going concern and all intangible property and rights of Mitsukoshi therein, including goodwill.

1.2 Limited Assumption of Liabilities. Except for the liabilities and obligations set forth in SCHEDULE 1.2 attached, to the extent that such liabilities and obligations may exist on the Closing Date (the "ASSUMED LIABILITIES") which Tiffany hereby assumes, agrees to pay, perform and discharge in due course, or liabilities or obligations otherwise expressly stated to be assumed by Tiffany in this Agreement or in any Exhibit or Schedule hereto, it is understood and agreed that Tiffany does not assume and will not be responsible to pay any debts, liabilities, obligations, contracts, leases, commitments and other undertakings of Mitsukoshi as each of the foregoing exists on the Closing Date or, except as otherwise specifically provided for in this Agreement or any Exhibit or Schedule hereto, by reason of Mitsukoshi's acts or omissions prior to, on or after the Closing Date, including, but not limited to, liabilities of the following types, all of which shall remain the liability and responsibility of Mitsukoshi: (i) liabilities arising out of the relationship between Mitsukoshi and its employees, including, but not limited to, liabilities for payroll, payroll withholding taxes, unfunded pension liabilities, liabilities under health and welfare plans, and employment termination liabilities; (ii) taxes payable by Mitsukoshi (other than Hawaii's General Excise Tax on the transactions contemplated herein which shall be reimbursed by Tiffany to Mitsukoshi as provided in Section 8 below); (iii) tort liabilities; (iv) criminal claims; (v) claims arising out of actual or alleged pollution of the environment; (vi) pending litigation, whether disclosed or undisclosed; (vii) any undisclosed liabilities; and (viii) any debts owed by Mitsukoshi.

1.3   Purchase Price and Payment.

(a) The price payable for the Assets acquired pursuant to Section 1.1 hereof shall be EIGHT MILLION ONE HUNDRED TWELVE THOUSAND TWO HUNDRED TEN DOLLARS AND 80/100 (U.S. $8,112,210.80) (the "BASE PURCHASE PRICE") PLUS the "Percentage Payments" to be paid in the future as provided for in Section 1.3(c) below.

(b) The Base Purchase Price shall be paid at the Closing as follows: by wire transfer in immediately available federal funds to the following bank account of Mitsukoshi: Central Pacific Bank, Transit ABA No. 121301578; Account Name: Mitsukoshi USA Inc.; Account Number: 06-70121-3; Contact Person, Mr. Kazuichi Masuda, Vice President & Manager, International Business Development, Corporate Banking Division, 808-544-0661.

(c) Subsequent and in addition to payment of the Base Purchase Price, Tiffany agrees to pay to Mitsukoshi the "PERCENTAGE PAYMENTS" as follows:

            (i) the Percentage Payments shall be equal to Three and Seventy-five


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            Hundredths Percent (3.75%) of "Net Oahu Retail Sales" (as defined below) made by Tiffany or any "Tiffany Affiliate" (as defined below) during the period commencing February 1, 1998 and ending January 31, 2003 (the "PAY-OUT PERIOD");

                  "NET OAHU RETAIL SALES" for the purposes of this Agreement is hereby defined to mean and include:

                  (1) the aggregate gross selling price (exclusive of any packing and shipping charges and any taxes with respect to sales which are either added to or are included in the sales price) for all merchandise sold in, through or from the "Stores" (as hereinafter defined). The term "STORES" means any TIFFANY & CO. retail store operated by Tiffany or Tiffany's Affiliate on the Island of Oahu, excluding any store operated by Tiffany or a Tiffany Affiliate at the Ala Moana Shopping Center (or, should Tiffany or a Tiffany Affiliate cease to operate a store at the Ala Moana Shopping Center, any store opened by Tiffany or a Tiffany Affiliate on the Island of Oahu to replace such store);

                  (2) charges made by Tiffany or a Tiffany Affiliate or by anyone on behalf of Tiffany or a Tiffany Affiliate or by or on behalf of any other person for the rendition of any service of any kind whatsoever to Tiffany's or a Tiffany Affiliate's customers and any other persons in, on, through or from the Stores, including repair work, and charges made by or on behalf of Tiffany or a Tiffany Affiliate or any other persons in the course of any other business done in, on, through or from the Stores, but only to the extent that Tiffany or a Tiffany Affiliate would otherwise include such charges in "net sales" at the Stores by application of its standard U.S. accounting principles, consistently applied;

                  (3) the amount of all orders for merchandise or other property or services taken at the Stores by any person whether the merchandise or other property or services which are the subject of such orders are delivered or rendered from or at the Stores or from or at a place other than the Stores, but only to the extent that Tiffany or a Tiffany Affiliate would otherwise include such amounts in "net sales" at the Stores by application of its standard U.S. accounting principles, consistently applied;

                  (4) the selling price of all merchandise and other property and all services delivered from or rendered at the Stores at the request or order of Tiffany or a Tiffany Affiliate or any


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                        other person to a customer or other person pursuant to
                        an order placed elsewhere, but only to the extent that Tiffany or a Tiffany Affiliate would otherwise include such selling price in "net sales" at the Stores by application of its standard U.S. accounting principles, consistently applied;

                  (5) all other sums received or charged during the period referred to in Section 1.3(c)(i) above by Tiffany or a Tiffany Affiliate, or any other person, for goods, services, or things of value in the course of the conduct of any business on or about the Stores, or in conjunction with any such business, but only to the extent that Tiffany or a Tiffany Affiliate would otherwise include such sums in "net sales" at the Stores by application of its standard U.S. accounting principles, consistently applied;

                  (6) without in any way limiting or qualifying any of the provisions of the foregoing, it is understood that Net Oahu Retail Sales for the purposes of this Agreement include "gross proceeds of sale" and "gross income" resulting from all sales of goods and services made by Tiffany or a Tiffany Affiliates or any other person in, on, through or from the Stores for cash or credit, as said terms are presently defined in, and/or which are taxable under, the provisions of Chapter 237 (General Excise Tax Law), Hawaii Revised Statutes, as the same shall be amended from time to time, provided, however, for the purposes of this Agreement, Net Oahu Retail Sales shall not include wholesale sales (sales for retail) or "Corporate Sales" meaning transactions credited to Tiffany's "Corporate Division" by application of Tiffany's or a Tiffany Affiliate's standard U.S. accounting principles, consistently applied; Tiffany or a Tiffany Affiliate may also deduct from Net Oahu Retail Sales any cash refund or credit (including merchandise credits, house account credits and charge and credit card credits) made or given to a customer at the Stores, provided that the cost of any premiums, advertising or other promotional devices shall not be deductible or construed as a discount, refund, allowance or credit, but only to the extent that Tiffany or the Tiffany Affiliate would otherwise deduct such refund or credit from "net sales" at the Stores by application of its standard U.S. accounting principles, consistently applied.

                  (7) For the purposes of this definition, no item will be excluded from "net sales" at the Store by application of Tiffany's standard U.S. accounting principles, consistently applied,


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                        unless such exclusion would be consistent with generally
                        accepted U.S. accounting principles.

            (ii) Percentage Payments will be made for Net Oahu Retail Sales in each fiscal quarter ending as of the last day of January, April, July and October and will be due and payable within thirty (30) days following the end of each fiscal quarter during the Pay-out Period. Percentage Payments which have not been paid within five (5) days after the same shall have become due and payable shall bear interest at the rate of one percent (1%) per month from the date the same became due and payable until paid, whether or not demand be made therefore;

            (iii) the term "TIFFANY AFFILIATE" means any corporation or business entity controlling, controlled by or under common control with Tiffany, directly or indirectly, through control of voting stock of 50% or greater.

            (iv) Mitsukoshi shall be entitled at any time within two (2) years after the receipt of any Percentage Payments to cause an audit to be made by any person authorized by Mitsukoshi of all records and books of account of Tiffany or a Tiffany Affiliate relating to the Stores together with any supporting data relating thereto, and if such audit discloses that Tiffany or a Tiffany Affiliate's Net Oahu Retail Sales as previously reported for the period audited were under- or overstated, then Tiffany shall immediately pay to Mitsukoshi the additional Percentage Payments due for the period audited together with interest thereon as provided for in Section 1.3(c)(ii) above and Mitsukoshi will refund any overpayment. All audit costs shall be for Mitsukoshi's account unless such audit discloses a deficiency in excess of three percent (3%) of the amount originally reported, in which case Tiffany will pay to Mitsukoshi its out-of-pocket costs of conducting such audit.

            (v) Mitsukoshi shall be entitled to receive any and all monthly, year end and other periodic sales reports or statements provided by Tiffany or a Tiffany Affiliate to the landlords or owners of the Sheraton Moana Hotel and Hilton Hawaiian Village which describe or detail the amount of total sales or receipts generated by Tiffany or any Tiffany Affiliate. If Tiffany or a Tiffany Affiliate shall open another store or location on the Island of Oahu, then Mitsukoshi and Tiffany shall agree on the manner of reporting the sales and receipts for the such store or location, which reporting shall be substantially similar to such reporting provided for the Sheraton Moana Hotel and Hilton Hawaiian Village.

            (vi) Mitsukoshi shall be entitled to receive any documentation relating


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                  to any adjustment made by Tiffany or a Tiffany Affiliate to its calculation of total sales or receipts for its current stores at the Sheraton Moana Hotel and Hilton Hawaiian Village and any future Tiffany stores or locations on the Island of Oahu. Any such adjustment shall also be made to the calculation of Net Oahu Retail Sales and Tiffany shall immediately pay to Mitsukoshi any additional Percentage Payment, together with interest thereon as provided for in
                  Section 1.3(c)(ii) above, and Mitsukoshi shall immediately refund any overpayment. The documentation described in this
                  Section 1.3(c)(vi) shall mean any documentation resulting from an audit, examination or review of the total sales or receipts generated by Tiffany or a Tiffany Affiliate.

            (vii) Tiffany agrees that any transfer of goods by Tiffany between any of the Stores, on the one hand, and any store operated by Tiffany or a Tiffany Affiliate at the Ala Moana Shopping Center (or any store opened by Tiffany or a Tiffany Affiliate on the Island of Oahu to replace such store) (either of the foregoing an "Excluded Location"), on the other hand, shall not be made for the purpose of, or where such transfer would have the effect of, depriving Mitsukoshi of the benefit of a sale to an interested customer which otherwise would have been made at, in, or from the Stores, provided that this section shall not apply to a transfer of goods made in the ordinary course of business from a Store to the Excluded Location for the convenience of an interested customer if such interested customer would have purchased at the Excluded Location but for an out-of-stock situation. Tiffany agrees that transfers of goods from the Excluded Location to the Stores shall be made available on the same basis that transfers of goods from the Stores to the Excluded Location are made, in either case, for the purpose of remedying out-of-stock situations

                               SECTION 2. Closing

      THE TRANSACTIONS EVIDENCED BY THIS AGREEMENT HAVE BEEN CONSUMMATED AT A CLOSING AS FOLLOWS, IT BEING AGREED THAT ALL DELIVERIES AT SUCH CLOSING SHALL BE DEEMED TO HAVE OCCURRED SIMULTANEOUSLY AND SIMULTANEOUSLY WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT:

2.1 Closing Date. The closing of the transactions evidenced by this Agreement (the "CLOSING") commenced at 10:00 A.M. local time at the offices of Kobayashi, Sugita & Goda, 999 Bishop Street, Suite 2600, Honolulu, Hawaii 96813 on the date of this Agreement (such date, together with any adjournment thereof is hereinafter referred to as the "CLOSING DATE").

2.2 Closing Deliveries of Mitsukoshi. At Closing, Mitsukoshi delivered the following documents to Tiffany, each duly executed on behalf of Mitsukoshi (except for


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documents  described  in (f) below and in a form  reasonably  satisfactory  to counsel for Tiffany:

(a) a BILL OF SALE substantially in the form attached hereto as EXHIBIT 2.2(a) conveying title to Tiffany of the Assets;

(b) SURRENDERS OF LEASE substantially in the forms attached hereto as EXHIBIT 2.2(b) duly executed by the landlord for the Premises;

(c) certified copies of appropriate resolutions adopted by Mitsukoshi's Board of Directors providing for the execution and delivery of this Agreement and the performance of the obligations contained therein;

(d) counterpart to the PAYROLL AGREEMENT substantially in the form attached hereto as EXHIBIT 2.2(d);

(e) counterpart to the ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES substantially in the form attached hereto as EXHIBIT 2.2(e);

(f) termination statements or releases in respect of all liens, mortgages, pledges, encumbrances, conditional sales agreements, security interests, title retention devices or charges over or upon the Assets except as permitted by Section 3.8 below, each duly executed by those persons necessary to make such statement or release effective; and

(g)   counterpart of this Agreement.

2.3 Closing Deliveries of Tiffany. At Closing, Tiffany delivered the following consideration and documents to Mitsukoshi, each duly executed on behalf of Tiffany and in a form reasonably satisfactory to counsel for Mitsukoshi:

(a)    the Closing Purchase Price;

(b)   counterpart to the Payroll Agreement;

(c) certified copies of appropriate resolutions adopted by Tiffany's board of directors providing for the execution and delivery of this Agreement and the performance of the obligations contained therein;

(d)   counterpart to the Assignment and Assumption of Assumed Liabilities; and

(e)   counterpart of this Agreement.

2.4 No Agreed Allocation of Purchase Price. Mitsukoshi and Tiffany acknowledge and agree that each party waives any requirement to agree to the allocation of the aggregate purchase price paid for the Assets. Mitsukoshi and Tiffany further acknowledge and agree that there is no allocation of such purchase price which is


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binding on either party for federal income tax purposes.

     SECTION 3. Representations, Warranties and Agreements of Mitsukoshi.


            AS AN INDUCEMENT TO TIFFANY TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS EVIDENCED HEREBY, MITSUKOSHI REPRESENTS AND WARRANTS TO TIFFANY AND AGREES AS FOLLOWS, EACH SUCH REPRESENTATION, WARRANTY AND AGREEMENT TO BE EFFECTIVE AS OF THE CLOSING DATE:

3.1 Organization. Mitsukoshi is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power to own the Assets and conduct the Business.

3.2 Corporate Authority. The execution, delivery and performance of this Agreement by Mitsukoshi has been duly authorized and approved by all requisite corporate action on the part of Mitsukoshi.

3.3 Trademarks and Trade Names etc. Mitsukoshi has not licensed anyone to use the trademarks or trade names TIFFANY or TIFFANY & CO.

3.4 Leases, Contracts and Commitments. SCHEDULE 3.4 attached hereto sets forth a list of each lease (under which Mitsukoshi is either lessee or lessor), contract or other commitment of Mitsukoshi being assigned to Tiffany.

3.5 Employees. SCHEDULE 3.5 sets forth a list of the names and current annual or hourly salary or pay rates of each of the employees actively employed by Mitsukoshi at the Business as of November 30, 1997 and not then on a leave of absence.

3.6 Compliance with Laws. Except as set forth in SCHEDULE 3.6 hereto, to the best of Mitsukoshi's knowledge, there has not been any non-compliance or alleged non-compliance with applicable statutes, orders, rules or regulations promulgated by governmental authorities relating in any respect to the Assets or the operation of the Business which non-compliance or alleged non-compliance would, if successfully prosecuted or otherwise determined, materially and adversely affect the Business or the Assets.

3.7 Litigation. SCHEDULE 3.7 sets forth a brief description of each pending lawsuit, civil proceeding instituted by a governmental agency, criminal proceeding, indictment, administrative proceeding, governmental investigation, demand letter or arbitration (i) to which Mitsukoshi is a party (ii) or of which Mitsukoshi is a subject or (iii) to which the Assets are subject and which, in respect of items (i) through (iii) inclusive, relates to the Business, specifying the damage or relief sought, the name of counsel for Mitsukoshi in charge of such matter and the current status of such action. Except as set forth in Schedule 3.7, to the best of Mitsukoshi's knowledge there is no such lawsuit, proceeding, indictment, investigation, demand or arbitration pending, or, to the knowledge of Mitsukoshi, threatened, which, if decided adversely against


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Mitsukoshi, would have a material adverse effect upon the Assets or upon the
Business.

3.8 Assets. Mitsukoshi owns, leases or has legal right to use all of the Assets to be acquired hereunder. All equipment referred to in Section 1.1(a) is being sold to Tiffany in operating condition. Except as set forth in SCHEDULE 3.8(a) (the "PERMITTED EXCEPTIONS"), Mitsukoshi has good and marketable title to all of the Assets, which shall be conveyed free and clear of all liens, mortgages, deeds of trust, pledges, encumbrances, conditional sales agreements, security interests, title retention devices or charges of any kind except (a) liens for current taxes or assessments not yet due and payable and (b) statutory liens arising in the ordinary course of business. All of the Assets are located on the Premises other than such Assets listed on SCHEDULE 3.8(b) attached, which are located as indicated in said schedule.

3.9 Material Changes Since November 30, 1997. Except as otherwise set forth in
SCHEDULE 3.9 attached, since November 30, 1997 Mitsukoshi has not, except in the ordinary course of business, (a) made any material change in the property, plant or equipment or its other assets or properties employed in the Business; (b) sold or otherwise disposed of any of the leases pertaining to such property, plant or equipment, entered into any renewals or extensions of existing leases or entered into any new leases; (c) entered into any contract, license, franchise, or commitment, or made any capital expenditures or commitment therefor or waived any rights relating to Mitsukoshi's property, plant or equipment or its other assets or properties employed in the Business; or (d) removed, or permitted to be removed, from any building, facility or real property, any inventory, supplies, machinery, equipment, fixture, vehicle, or other similar personal property or parts thereof used in the Business.

3.10 Labor Matters. To the best of Mitsukoshi's knowledge, there is no labor strike, disturbance, union recognition campaign, National Labor Relations Board-supervised election proceeding or unfair labor practice proceeding pending or threatened against Mitsukoshi in respect of the Business and none of the Employees listed in SCHEDULE 13.4(a) was represented in its employment relations with Mitsukoshi by a union or other labor organization. Mitsukoshi, to the best of its knowledge, is not aware of any pending or threatened investigation by the United States Occupational Safety and Health Administration or any state or local governmental agency or authority concerned with work-place health or safety in respect of the Business. Mitsukoshi's employees have not presented to Mitsukoshi any concerted protest or complaint concerning work-place health, safety or hygiene in the Business.

3.11 Investment Banking and Other Fees. Mitsukoshi has not dealt with any investment banking firm, finder, broker or dealer in connection with the transactions contemplated hereby.

3.12 Disclosure. No representation or warranty by Mitsukoshi herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.


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3.13  Employee Benefit Plans and Similar Arrangements.

(a) SCHEDULE 3.13 lists all employee benefit plans and collective bargaining, labor and employment agreements relating to the Business or other similar arrangements relating to the Business in effect as of January 31, 1998, including, without limitation, any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan or agreement; any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance; any employment agreement; or any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended through the date of this Agreement ("ERISA")).

(b) Mitsukoshi has delivered to Tiffany true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing to the extent that same may exist.

3.14 Environmental Warranty. Mitsukoshi has not disposed of, at the Leased Premises or elsewhere, any hazardous materials generated as a result of the Business or any construction or demolition activity at the Premises except in compliance with applicable law.

3.15 Conduct of Business Since November 30, 1997. SINCE NOVEMBER 30, 1997 MITSUKOSHI HAS:

(a) carried on the Business in the regular course and substantially in the same manner as heretofore carried on by Mitsukoshi;

(b) satisfied obligations under all agreements and commitments related to the Business; specifically, all valid invoices submitted by suppliers or contractors to the Business have been paid in accordance with past practices;

(c) maintained its books of account and records for the Business in the usual, regular and ordinary manner in accordance with generally accepted accounting principles applied on a consistent basis;

(d)   withheld and deposited all payroll withholding taxes as and when due;

(e) maintained the Premises in customary repair, order and condition, reasonable wear and tear excepted; and

(f) maintained the confidentiality of all trade secrets and proprietary business information related to the Business.


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3.16 Negative Covenants. SINCE NOVEMBER 30, 1997, MITSUKOSHI HAS NOT, EXCEPT IN
THE ORDINARY AND USUAL COURSE OF THE BUSINESS:

(a) altered or modified its pricing policies with respect to the sales of merchandise in the Business or the terms of any such sales;

(b) made or contracted for any acquisition of assets for the Business, or entered into or amended any contracts, agreements or leases;

(c)   waived any rights of substantial value in connection with the Business;

(d) allowed any liens, charges, mortgages or security interests to attach to the Assets; or

(e) taken any act or omitted to do any act, or permitted any act or omission to act, which has caused a breach of any of its contracts or leases if such default would, if enforced against Mitsukoshi, have a material adverse effect on the Business or the Assets.

      SECTION 4. Representations, Warranties and Agreements of Tiffany.

      AS AN INDUCEMENT TO MITSUKOSHI TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS EVIDENCED HEREBY, TIFFANY REPRESENTS AND WARRANTS TO MITSUKOSHI AND AGREES AS FOLLOWS EACH SUCH REPRESENTATION, WARRANTY AND AGREEMENT TO BE EFFECTIVE AS OF THE CLOSING DATE:

4.1 Organization of Tiffany. Tiffany is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

4.2 Corporate Authority. The execution, delivery and performance by Tiffany of this Agreement has been duly authorized and approved by all requisite corporate action on the part of Tiffany.

4.3 Investment Banking and Other Fees. Tiffany has not dealt with any investment banking firm, finder, broker or dealer in connection with the transactions contemplated hereby.

4.4 Disclosures. No representation or warranty by Tiffany herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

4.5 No Pending Actions. No action or other proceeding whatsoever is now pending or threatened in writing against Tiffany or any shareholders of the foregoing which call into question or seeks to set aside or enjoin any of the approvals or authorizations of the transactions evidenced by this Agreement, or the performance of Tiffany's obligations hereunder.

                                   SECTION 5.
                             [intentionally deleted]

                                   SECTION 6.
                             [intentionally deleted]

                                   SECTION 7.
                             [intentionally deleted]

                          SECTION 8. Transfer Expense.

      Tiffany will pay any excise, sales or transfer taxes payable in connection with the transactions contemplated hereby. At the Closing, Tiffany delivered to Mitsukoshi a check in the amount of THIRTY-EIGHT THOUSAND THREE HUNDRED THIRTY-EIGHT AND 78/100 DOLLARS (U.S. $38,338.78), the amount shown as due on the excise, sales or transfer tax return prepared by Mitsukoshi reporting the sale evidenced hereby. Tiffany has furnished Mitsukoshi with a properly completed resale certificate at the Closing in connection with the transfer of inventory. In the event that any such tax liability is subsequently adjusted, Tiffany shall pay any amount due (including interest and penalties, if any) and shall be entitled to any overpayment. Tiffany will also pay any filing or recording fees, license, transfer fees and similar asset transfer expenses relating to the transactions contemplated hereby in connection with the instruments of transfer herein.

                          SECTION 9. Indemnification.

      9.1 Mitsukoshi's Indemnification. Mitsukoshi hereby agrees to indemnify, defend and hold harmless Tiffany, its officers, directors, shareholders, employees and authorized agents, and each other person who controls Tiffany, at all times from and after the date of this Agreement, against and in respect of any claims by third parties, and all suits, actions, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses incident to such third party claims for any loss, cost, damage or deficiency arising from or related to: (i) Mitsukoshi's breach or non-performance of any agreement, representation, warranty or undertaking contained in this Agreement, (ii) Mitsukoshi's acts or omissions in connection with the operation of the Business (except to the extent Tiffany shall have expressly assumed Mitsukoshi's obligations to a third party in connection with such acts or omissions) or (iii) any lawsuit or any court, administrative or other proceeding now pending against Mitsukoshi or subsequently initiated against Tiffany by third parties in connection with the operation of the Business by Mitsukoshi.

      9.2 Tiffany's Indemnification. Tiffany hereby agrees to indemnify, defend and hold harmless Mitsukoshi, its officers, directors, shareholders, employees and authorized agents, and each other person who controls Mitsukoshi, at all times from and after the date of this Agreement, against and in respect of any claims by third parties, and all suits, actions, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses incident to such third party claims, for any loss, cost, damage or deficiency arising from or related to: (i) the failure by Tiffany to duly perform and discharge any Assumed Liability or arising out of or in any way related to the acts or omissions of Tiffany in connection with the operation of the Business on or after the Closing Date or (ii) from Tiffany's breach or non-performance of any agreement, representation, warranty or undertaking contained in this Agreement.

      9.3 Third Party Claims. If a claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Section 9, such indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at its expense, the settlement or defense therefor, and the indemnified party shall co-operate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any assets of any indemnified party; (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, and provided further that such participation shall not affect the control of the matter by the indemnifying party; and (iii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expense incurred by the indemnified party within the limits of this Section 9. If the indemnifying party does not notify the indemnified party within thirty
(30) days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim if, in the reasonable judgement of the indemnifying party (consent to such payment or settlement not to be unreasonably denied or delayed) the payment or settlement of such claim will not adversely affect the indemnifying party, provided that in the event of such payment or settlement it shall waive any right to indemnity therefor by the indemnifying party. The indemnified party shall join in a settlement of a third party claim proposed by the indemnifying party, provided that such settlement shall be at the expense of the indemnifying party, that such settlement shall achieve the release and discharge of the indemnified party by such third party and that such settlement shall not prejudice the indemnified party's rights against such third party claimant or any other third party with respect to matters unrelated to the third party claim in issue. The indemnified party shall provide reasonable cooperation in the defense of any third party claim and shall, at its own expense, make available its employees and such books and records as may be within its control.

               SECTION 10. Termination of Distribution Agreement.

      The parties hereby mutually agree that the Distribution Agreement made 28 November 1988, as amended, and all appurtenant agreements thereto between the parties hereto (hereinafter the "Distribution Agreement") shall be, as and at the Closing, deemed mutually terminated and discharged, provided, however, that all obligations of the parties which, pursuant to the Distribution Agreement, were intended to survive the termination, expiration or cancellation of the Distribution Agreement shall survive, including, but not limited to, Mitsukoshi's obligation to satisfy its payment obligations to Tiffany with respect to merchandise sold and delivered by Tiffany to Mitsukoshi. All purchase orders issued by Mitsukoshi to Tiffany for merchandise needed in connection with the Business but undelivered as of the Closing shall be, as of the Closing, deemed cancelled and discharged and neither party shall have any further rights or obligations thereunder, including but not limited to Mitsukoshi's prior obligation to make payment under such purchase orders.

                                   SECTION 11.
                             [Intentionally Deleted]

                                   SECTION 12.
                             [Intentionally Deleted]

                           SECTION 13. Other Provisions

13.1 Further Assurances. At its own expense, each party will, at such time and from time to time on and after the Closing Date, upon request by the other party, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be reasonably required for the conveying, transferring, assigning, delivering, assuring and confirming to Tiffany, or to its respective successors and assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the properties and assets of Mitsukoshi sold hereunder or for the carrying out of the purposes of this Agreement.

13.2 Bulk Sales Law. Article 6 of the Uniform Commercial Code as in effect in Hawaii shall be satisfied or counsel for Tiffany and Mitsukoshi shall agree that the same need not be complied with. Tiffany shall file the bulk sales report to the Department of Taxation of the State of Hawaii not later than ten (10) days after the Closing Date.

13.3 Complete Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

13.4  Employees and Employment Benefits.

(a) Tiffany has extended an offer of employment to each of Mitsukoshi's employees listed on SCHEDULE 13.4(a) and actively employed on January 31, 1998 on the following terms and conditions: (i) employment pursuant to such offer shall commence at 12:01 a.m. Hawaii Standard Time on February 1, 1998 (the "EMPLOYMENT DATE"); (ii) the salary or wages payable to each such employee by Tiffany shall be at least equal to the salary or wages now paid by Mitsukoshi; (iii) such employees shall be provided with welfare benefits substantially equivalent to those provided by Mitsukoshi, including continued participation, by those employees participating as of January 31, 1998, and their dependents, if any, in a health care plan substantially equivalent to the plan now maintained by Mitsukoshi for those employees and their dependents which plan to be provided by Tiffany shall cover pre-existing conditions covered by the former plan and which coverage shall be effective immediately upon the commencement of employment of each of the persons so hired without any waiting period, pre-existing condition limitations and/or exclusions, loss of coverage, or any gap in coverage. Pursuant to Section 13.18 of this Agreement, the foregoing undertaking is not intended by the parties to this Agreement to provide any third party with rights as a beneficiary of such undertaking.

(b)   Effective with the Employment Date each of such employees so listed on
      Schedule 13.4(a) who has accepted employment with Tiffany shall cease to be an employee of Mitsukoshi. Mitsukoshi acknowledges the obligation to provide any required notices and continuation coverage under the Comprehensive Budget Reconciliation Act ("COBRA", Public Law No. 99-272) or regulations and/or proposed regulations promulgated thereunder to all employees of Mitsukoshi listed on Schedule 13.4(a) whose employment with Mitsukoshi is terminated as a consequence of the transactions evidenced by this Agreement, to give such required notices and provide such coverage to the dependents of such employees, and to give copies of such notices and the names and addresses of the persons to whom such notices were sent to Tiffany promptly after giving such notices. Mitsukoshi agrees to indemnify and defend Tiffany against any liability, cost or expense which Tiffany might incur as a result of Mitsukoshi's failure to comply with it obligations under COBRA, if any, with respect to qualifying events that may occur prior to the Employment Date.

(c) Except as expressly provided in this Section 13.4, Tiffany shall have no liability with respect to any Employee Benefit Plan or any claims related thereto. For the purposes of this Section 13.4(c), the term "EMPLOYEE BENEFIT PLAN" includes each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or vacation or severance plan, understanding or arrangement, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA to which Mitsukoshi contributes or is a party or is bound or under which it may have liability and under which employees or former employees of Mitsukoshi engaged in the Business (or their beneficiaries) are eligible to participate or derive a benefit.

(d) Coverage for the employees accepting employment with Tiffany (the "TRANSFERRED EMPLOYEES") under the welfare, vacation and fringe benefit plans maintained by Mitsukoshi, including but not limited to life insurance, severance pay and medical, hospitalization, disability, dental or vision plans, and vacation plans (the "WELFARE PLANS"), shall continue through January 31, 1998 and shall be the responsibility of Mitsukoshi through that date, but only to the extent that the Transferred Employees remain eligible to participate in the Welfare Plans. Coverage under the Welfare Plans for any employee who is retired or terminated from Mitsukoshi on or before the Employment Date, or who is on disability leave on or before the Employment Date, shall remain the responsibility of Mitsukoshi to the extent that such former employees and/or retirees are eligible participants and/or beneficiaries under the Welfare Plans. Mitsukoshi shall not be responsible for providing coverage to the Transferred Employees under the Welfare Plans on or after the Employment Date, except as provided in Section 13.4(e) below. Mitsukoshi shall in all events be responsible for the payment of benefits under the Welfare Plans based on occurrences prior to the Employment Date, and Mitsukoshi shall not be responsible for the payment of future retiree medical benefits under its medical plan to any Transferred Employee except to the extent that such medical benefits are payable with respect to occurrences prior to the Employment Date. For the purposes of this Section 13.4, an "occurrence" for medical plan purposes shall be the provision of treatment or medication, not an event which precipitates the need for such treatment or medication.

(e) Notwithstanding any other provisions of this Agreement, Mitsukoshi agrees to indemnify and hold Tiffany harmless from and against any liabilities or obligations, including reasonable attorneys' fees and disbursements, resulting from (i) any and all claims for life insurance, disability and medical benefits based on occurrences before the Employment Date, whether such claims are asserted before, on or after the Employment Date, (ii) any and all other welfare and fringe benefits claims based on occurrences before the Employment Date, whether such claims are asserted before, on or after the Employment Date, (iii) any and all life insurance, disability, severance (including severance claims based upon the transactions contemplated hereunder), medical or other welfare and fringe benefit claims of any individual (or his covered dependents) who retired from Mitsukoshi before the Employment Date or who died before the Employment Date and who had been employed at any time by Mitsukoshi, regardless of whether such claim is asserted before, on or after the Employment Date and
      (iv) any and all claims (including third party claims) under or with respect to any pension or retirement plan or any plan of deferred compensation contributed to or maintained by Mitsukoshi. The provisions of
      Section 9.3 above shall apply to the obligation of indemnity provided in this Section 13.4(e) as well.

(f) Notwithstanding any other provisions of this Agreement, Tiffany agrees to indemnify and hold Mitsukoshi harmless from and against any cost, liabilities or obligations, including attorney's fees and disbursements, resulting from (i) any and all claims asserted by the Transferred Employees and/or their eligible dependents and/or beneficiaries, if any, for life insurance, disability and medical benefits based on occurrences on or after the Employment Date under any plan maintained or sponsored by Tiffany on or after the Employment Date, (ii) any and all other welfare and fringe benefit claims asserted by the Transferred Employees and/or their eligible dependents and/or beneficiaries, if any, based on occurrences on or after the Employment Date under any such welfare and fringe benefit plans provided by Tiffany to the Transferred Employees,
      (iii) any and all claims (including third party claims) under or with respect to any pension or retirement plan or any plan of deferred compensation which Tiffany sponsors, contributes to or otherwise participates in on or after the Employment Date, and (iv) any and all liability, cost or expense arising out of or related to or as a result of Tiffany's failure to comply with its obligations under COBRA, if any, with respect to qualifying events regarding the Transferred Employees and their eligible dependents, if any, that may occur on or after the Employment Date. The provisions of Section 9.3 above shall apply to the obligation of indemnity provided in this Section 13.4(f) as well.

(g) Mitsukoshi represents and warrants that the forty-five (45) day notice period as set forth in the Hawaii Dislocated Workers Act, Chapter 394B of the Hawaii Revised Statutes, as amended, has expired.

13.5  Survival of Representations and Warranties.

(a) The representations and warranties and indemnities set forth in this Agreement shall survive the Closing Date.

(b) Any claim between the parties hereto (other than a claim for indemnification in respect of third party claims) predicated on a breach of warranty or representation contained in this Agreement shall survive the Closing Date but shall be barred after January 31, 1999.

(c) Claims for indemnification in respect of third party claims, including third party claims for taxes, shall survive the Closing Date but shall be barred: (i) after the applicable statute of limitations, with respect to claims for unpaid taxes of any type; (ii) after January 31, 2001, with respect to third-party claims arising out of a breach of the warranty set forth in Section 3.14 above; and (iii) after January 31, 1999, with respect to any other third party claim.

13.6 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.

13.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given and effective when delivered by telegram, telex or telecopier, or by Express Mail, Federal Express or like service, or on the third mail delivery date after it is deposited in the United States mail, postage prepaid by certified or registered mail, return receipt requested, addressed to the parties as follows:


      If to Tiffany:    Tiffany and Company
                        727 Fifth Avenue
                        New York, NY 10022
                        Attention: Legal Department
                        Telecopier Number: 212-605-4177


      If to Mitsukoshi  Mitsukoshi (U.S.A.), Inc.
                        2255 Kuhio Avenue, Suite 920
                        Honolulu, Hawaii 96815
                        Attention: Executive Vice President
                        Telecopier Number: 808-926-0723


      with a copy to:   Kobayashi, Sugita & Goda
                        999 Bishop Street, Suite 2600
                        Honolulu, Hawaii 96813
                        Attention: Mr. Alan Goda
                        Telecopier Number: 808-539-8799

or at such other address as either party hereto may designate in writing to the other party hereto in the aforesaid manner.

13.8 Expenses. Except as provided in Section 8 hereof, each party hereto shall pay its own expenses incident to this Agreement and the preparation to consummate the transactions provided for herein.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. The venue for any action with respect to this Agreement shall be in the courts in Honolulu, Hawaii.

13.10 Successors and Assigns. Subject to Section 13.12 below, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors or assigns of the parties hereto.

13.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

13.12 Permitted Assigns. Mitsukoshi may not assign this Agreement, or any of the rights or benefits provided hereunder, or delegate any of its duties hereunder, except with the express written permission of Tiffany, which may be withheld or granted in its sole discretion; provided, however, Mitsukoshi shall have the right at any time, to assign, in whole or in part, the Percentage Payments at any time payable hereunder to such assignee or assignees as may be designated by Mitsukoshi in a written notice to Tiffany. In the event of such assignment of the Percentage Payments, Tiffany shall pay to Mitsukoshi's designee at the address mentioned in any such notice for the period covered by such assignment each installment of the Percentage Payments when due, subject to the terms of this Agreement. Tiffany may not assign this Agreement, or any of the rights or benefits provided hereunder, or delegate any of its duties hereunder, except with the express written permission of Mitsukoshi, which may be withheld or granted in its sole discretion.

13.13 Records Retained by Mitsukoshi. For at least five (5) years after the Closing Date, Mitsukoshi shall preserve and keep, free of charge, all of its business, tax and personnel records which are not transferred to Tiffany pursuant to this Agreement and which relate to the Business (the "RETAINED RECORDS"); provided, however, that such obligation of preservation shall be suspended if such preservation is prevented by war, strike, fire, flood, act of God or any other cause not within the reasonable control of Mitsukoshi and which by the exercise of reasonable diligence Mitsukoshi is unable to prevent. Mitsukoshi agrees to permit Tiffany, and its attorneys, accountants, agents and designees, such access to the Retained Records from and after the Closing Date as Tiffany may deem necessary or desirable and the right to make copies therefrom. Any such examination shall be at the expense of Tiffany, shall be performed at the place where the Retained Records are regularly maintained by Mitsukoshi and shall not unreasonably interfere with Mitsukoshi's normal business activities.

13.14 Records Transferred to Tiffany. For at least five (5) years after the Closing Date, Tiffany shall preserve and keep, free of charge, all of the records transferred by Mitsukoshi to Tiffany pursuant to this Agreement (the "TRANSFERRED RECORDS"); provided, however, that such obligation of preservation shall be suspended if such preservation is prevented by war, strike, fire, flood, act of God or any other cause not within the reasonable control of Tiffany and which by the exercise of reasonable diligence Tiffany is unable to prevent. Tiffany agrees to permit Mitsukoshi, and its attorneys, accountants, agents and designees, such access to the Transferred Records from and after the Closing Date as Mitsukoshi may deem necessary or desirable and the right to make copies therefrom. Any such examination shall be at the expense of Mitsukoshi, shall be performed at the place where the Records are regularly maintained by Tiffany and shall not unreasonably interfere with Tiffany's normal business activities.

13.15 Filing of Tax Returns. Mitsukoshi agrees to file on a timely basis all tax returns in connection with the Business that Mitsukoshi may be required to file by any law or regulation to file in respect of all periods prior to or including the Closing Date.

13.16 Singular and Plural. As used in this Agreement reference to the singular shall include reference to the plural and reference to the plural shall include reference to the singular, unless the context clearly requires otherwise.

13.17 Attorneys Fees. In the event that any party to this Agreement is required to resort to any action or proceeding in order to enforce any provision of this Agreement, including the indemnity provisions hereof, the prevailing party in each such action or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees and costs in connection with such action or proceeding; provided that this provision shall not diminish the right of any indemnified party to receive a full defense at the expense of the indemnifying party, as otherwise provided for herein.

13.18 Third Party Beneficiaries. No provision in this Agreement shall confer any third-party beneficiary rights to any party not a signatory hereto.

IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first written above.

TIFFANY AND COMPANY
("Tiffany")


By:   s/s James N. Fernandez
      -----------------------------
      Name: James N. Fernandez
      Title: Executive Vice President - Chief Financial Officer
      Duly Authorized

MITSUKOSHI (U.S.A.), INC.
("Mitsukoshi")


By:   s/s Yoichi Chikaoka
      -----------------------------
      Name: Yoichi Chikaoka
      Title: Executive Vice President
      Duly Authorized